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                                                                     EXHIBIT 5.1

                                 July 2, 2001



InfoSpace, Inc.
601 108th Avenue NE
Suite 1200
Bellevue, Washington  98004

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined Amendment No. 1 to the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on July 2, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 3,941,017 shares of your common stock, par value of $.0001 per share (the "Shares"). The Shares consist of (1) 2,867,760 authorized shares (the "Exchange Shares") to be issued by you upon exchange of exchangeable shares of your Canadian subsidiary and (2) 1,073,257 authorized and previously issued shares (the "Issued Shares"). All of the Shares have been issued, or will be issued, in connection with the acquisition by you of the entire issued share capital of Locus Dialogue Inc. ("Locus") pursuant to a share exchange transaction with certain of Locus' former shareholders. The Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of yours and originals or copies certified to our satisfaction of the Registration Statement, the Restated Certificate of Incorporation and Restated Bylaws of InfoSpace as amended and now in effect, proceedings of the Board of Directors of InfoSpace and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based upon the foregoing, it is our opinion that (i) upon exchange of the exchangeable shares of your Canadian subsidiary and completion of the proceedings being taken or contemplated to be taken in connection therewith, the Exchange Shares will be legally and validly issued, fully paid and nonassessable and (ii) the Issued Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any further amendment thereto.



                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation